Exhibit 99.1

2 Bethesda Metro Center, Suite 1530, Bethesda, MD 20814
T: (240) 507-1300, F: (240) 396-5626
www.pebblebrookhotels.com

News Release

PEBBLEBROOK HOTEL TRUST COMPLETES $600 MILLION CREDIT FACILITY

BETHESDA, MD, OCTOBER 17, 2014 -- Pebblebrook Hotel Trust (NYSE: PEB) (the “Company”) today announced that it has successfully amended and restated its senior unsecured revolving credit facility. The amended credit facility has been increased to $600 million and is composed of a $300 million unsecured revolving credit facility, an extension of the Company’s existing $100 million unsecured term loan, and a 180-day option to draw down an additional $200 million in unsecured term loan proceeds. The pricing on the amended credit facility has been significantly reduced, the revolving credit facility now matures in January 2019 with options to extend the maturity date to January 2020, and the term loan now matures in January 2020.

“We greatly appreciate our bank group’s continued support,” commented Raymond D. Martz, Chief Financial Officer for Pebblebrook Hotel Trust. “We are thrilled with the opportunity to expand our bank group with this new credit facility and bolster our future available debt capacity. Furthermore, the amended credit facility extends the maturity of our unsecured revolver and term loans while providing us with reduced overall borrowing costs. The amended facility also allows for further flexibility through additional access to capital for capital reinvestments such as renovations and repositioning’s and potential future acquisition opportunities as they may arise.”

The amended revolving credit facility’s interest rate is based on a pricing grid with a range of 155 to 230 basis points over LIBOR, determined by the Company’s leverage ratio. At the Company’s current leverage ratio, the interest rate on the revolving credit facility would be approximately 1.7 percent. The credit facility also includes an accordion option that allows the Company to request additional lender commitments up to a total of $1.0 billion. The Company currently has no outstanding balance on the $300 million revolving credit facility.

In addition to the $300 million unsecured revolving credit facility, the Company also extended the maturity date of its $100 million unsecured term loan and received commitments for an additional $200 million in unsecured term loan proceeds, which can be drawn at any time over the next 180 days. The term loans mature in January 2020. The interest rate on the unsecured term loans is based on a pricing grid similar to the pricing grid on the Company’s amended revolving credit facility, with a range of 150 to 225 basis points over LIBOR, and is determined by the Company’s leverage ratio.

The Company’s $600 million unsecured credit facility is led by Bank of America Merrill Lynch. Bank of America, N.A. serves as the Administrative Agent, U.S. Bank National Association serves as the

Syndication Agent and Raymond James Bank, N.A., Regions Bank and Wells Fargo Bank, National Association serve as Documentation Agents. The following banks are also participants in the credit facility: Citigroup Global Markets, Inc., PNC Bank, National Association, Capital One, N.A., Citizens Bank, Branch Banking and Trust Company, and Sumitomo Mitsui Banking Corporation.

About Pebblebrook Hotel Trust

Pebblebrook Hotel Trust is a publicly traded real estate investment trust (“REIT”) organized to opportunistically acquire and invest primarily in upper upscale, full-service hotels located in urban markets in major gateway cities. The Company owns 31 hotels, including 25 wholly owned hotels with a total of 6,046 guest rooms and a 49% joint venture interest in six hotels with a total of 1,775 guest rooms. The Company owns, or has an ownership interest in, hotels located in ten states and the District of Columbia, including: Los Angeles, California (Hollywood, Santa Monica, West Hollywood and Westwood); San Diego, California; San Francisco, California; Miami, Florida; Buckhead, Georgia; Bethesda, Maryland; Boston, Massachusetts; Minneapolis, Minnesota; New York, New York; Portland, Oregon; Philadelphia, Pennsylvania; Columbia River Gorge, Washington; Seattle, Washington; and Washington, DC. For more information, please visit us at www.pebblebrookhotels.com and follow us on Twitter at @PebblebrookPEB.

This press release contains certain “forward-looking” statements relating to, among other things, potential incurrence of indebtedness. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “plan” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. These forward-looking statements are subject to various risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the state of the U.S. economy and the supply of hotel properties, and other factors as are described in greater detail in the Company’s filings with the Securities and Exchange Commission, including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2013. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.pebblebrookhotels.com.

All information in this release is as of October 17, 2014. The Company undertakes no duty to update the statements in this release to conform the statements to actual results or changes in the Company’s expectations.

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Contacts:

Raymond D. Martz, Chief Financial Officer, Pebblebrook Hotel Trust - (240) 507-1330

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www.pebblebrookhotels.com